Exhibit 99

The McGraw-Hill Companies Reports 17.7% Increase in Third Quarter EPS to $1.00

Revenue Grows by 14.8%

          NEW YORK, Oct. 20 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today reported third quarter diluted earnings per share from continuing operations of $1.00, which includes a $0.01 gain on the sale of Corporate Value Consulting, the valuation services unit of the Financial Services segment.  Diluted earnings per share from continuing operations in 2005 were up 17.7% over the same period last year.

          The third quarter results in 2005 also include $0.01 dilution from acquisitions in 2004 and 2005.

          Net income for the third quarter was $381.3 million versus $324.5 million for the same period last year.

          Revenue for the third quarter grew by 14.8% to $2.0 billion.

          “Outstanding results by our elementary-high school group and another record performance at Standard & Poor’s were key to our third quarter,” said Harold McGraw III, Chairman, President and Chief Executive Officer of The McGraw-Hill Companies. “As a result, we improved our operating margin for the third quarter.

          “For the first nine months, diluted earnings per share from continuing operations were $1.71, including the $0.01 gain on the sale of the valuation services business.  That compares to $1.47 for the same period last year.

          “The first nine months’ results of 2005 reflect $0.05 of dilution from acquisitions in 2004 and 2005. The 2004 results include a non-cash benefit of $0.05 per share from the reversal of certain accrued tax liabilities following the completion of various federal, state, local and foreign tax audits.

          Education: “Revenue for this segment in the third quarter grew by 10.7% to more than $1.1 billion and operating profit increased by 17.8% to $380.8 million compared to the same period last year. Foreign exchange rates contributed $3.7 million to revenue and had a slightly negative impact on operating profit.

          “Revenue for the McGraw-Hill School Education Group rose 18.9% to $685.0 million in the third quarter.  Revenue for the McGraw-Hill Higher Education, Professional and International Group was up 0.24% to $457.3 million.

          “The outstanding performance in the third quarter by the McGraw-Hill School Education Group in the elementary-high school market was achieved without the benefit of all the new adoptions we won in Texas for technology, business, family and consumer science, music, art, health and world languages materials.  Orders for instructional materials adopted by Texas school districts this year started later than usual because funding was caught in a legislative impasse over school financing and tax issues.

          “After the Texas Legislature adjourned on August 19, state officials decided to resolve the textbook funding issue by exercising special executive budget authority.  As a result, the Texas Education Agency did not start processing orders until mid-August.

          “Since third quarter ordering got off to a slow start, we made substantial shipments to schools in September instead of July and August and will realize additional Texas business in the fourth quarter.

          “We are on track for a very good year in Texas, capturing the leading share in grades 1-12 health (43%) and the elementary school music adoptions (55%).

          “A very good year was already taking shape for the McGraw-Hill School Education Group even if Texas had not provided all the anticipated funding.  The biggest state new adoption opportunity this year was in social studies.  Our middle and high school programs captured more than half of the secondary social studies market with outstanding performances in Alabama, Florida, South Carolina and Oregon.  Our elementary health programs produced excellent results in the California, Indiana and South Carolina adoptions.

          “The reading and testing markets continue to benefit from the federal government’s No Child Left Behind program.  Our revenue from Reading First programs again showed a year-over-year increase in the third quarter.  The gain is attributable to purchasing by newly eligible districts, orders from large urban districts including St. Louis, Milwaukee, Chicago, Los Angeles and Detroit, and increased sales of intervention products.

          “The testing provisions of No Child Left Behind continue to fuel growth in custom contracts while reducing the demand for higher margin norm-referenced test products and services at the district level.  We also benefited from growth in value-added reporting and instructional guides for district and state assessment programs and from the State of Qatar’s National Assessment Program.

          “Softness in the third quarter in the supplemental market was reflected in the sales of our literacy titles.

          “With the biggest quarter of the year now in the record book, we expect to complete 2005 with an increased share of an el-hi market that we anticipate will grow by 10% or more.

          “Revenue grew slowly in the third quarter for the McGraw-Hill Higher Education, Professional and International Group, reflecting difficult comparisons in the professional market following the introduction last year of the 16th edition of Harrison’s Principles of Internal Medicine and continued weakness in computing titles.

          “After growing rapidly during the first half, our sales in the U.S. higher education market were virtually flat in the third quarter.  We saw modest improvement at our Business and Economics and our Humanities, Social Sciences and Languages imprints.  The Science, Engineering and Math imprint benefited from strong performances in applied biology and allied health.  With new editions coming out in the fourth quarter, we expect to finish the year on an upswing.  We also expect the higher education market to grow faster than our earlier forecast of 3 to 4%.  We now believe the higher education market will grow by 5 to 6% this year and we expect to match that performance.

          “Our higher education products continue to sell well in overseas markets.  We also benefited from the release of Harrison’s Principios de Medicina, 16e, the Spanish-language edition of Harrison’s.

          Financial Services: “Revenue for this segment in the third quarter increased 20.5% to $605.8 million while operating profit improved by 24.7% to $251.9 million compared to the same period last year.  Foreign exchange rates had no material effect on revenue and had a negative impact on operating profit of $2.6 million in the third quarter of 2005.

          “Solid growth in debt and equity markets around the world produced another record performance at Standard & Poor’s.  International credit ratings and services grew faster than domestic ratings and produced more than 36% of ratings revenue, slightly higher than last year.

          “Structured finance again was the global pacesetter.  In the U.S., Residential Mortgage-Backed Securities continued to benefit from low interest rates and the prevalence of affordable products, including interest-only mortgages, negative amortization loans and hybrid adjustable-rate mortgages. Investor demand remained high for Commercial Mortgage-Backed Securities and Collateralized Debt Obligations. Asset-Backed Securities benefited from growth in credit card, commercial revolving credit and aircraft leasing deals.

          “Corporates saw an improvement in the speculative grade business compared to the first half of the year and strength in the insurance sector.  Refunding activity continued to contribute to growth in U.S. public finance.

          “International ratings overcame a decline in new issuance in Europe in the third quarter with growth in annual fees and ratings and services that are not tied to new issuance.  And while structured finance softened in Europe in the third quarter, securitization was strong in other regions, most notably Asia-Pacific and Latin America.

          “New issue dollar volume increased in the U.S. bond market, but declined in Europe in the third quarter versus the same period last year.  In the U.S., total new issue dollar volume was up 17.4%. Corporate new issuance declined 12.2%.  Public finance grew by 9.6%. Mortgage-Backed Securities issuance was up 32.9% while Asset-Backed Securities issuance increased 13.0%, according to reports from Securities Data Corporation and Harrison Scott Publications.

          “In Europe, new issue dollar volume was off 16.3%, according to Securities Data Corporation and Harrison Scott Publications.

          “We continue to experience growth in ratings and services that are not tied to new issuance.  They accounted for more than 20% of ratings revenue in the third quarter. We saw a pickup in rating evaluation services, global infrastructure finance ratings and structured finance related ratings and services.  There was modest growth in bank loan ratings.

          “In the equity markets, we continue to expand and grow our index services.  As part of a contract extension for S&P Index Futures Contracts, the Chicago Mercantile Exchange earlier this month announced plans to launch a new futures contract based on the S&P Asia 50 index. Volume increased in contracts for exchange-traded derivatives based on S&P indexes at the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and other option exchanges.  Daily average volume in the third quarter for the S&P 500 E-mini contract at the Chicago Mercantile Exchange was 812,008, up 31.5% from the same quarter last year.  At the Chicago Board of Options Exchange, average daily volume for the S&P 500 options contract in the third quarter was 284,221, an increase of 55.5% from the same period last year.

          “With assets under management in Exchange-Traded Funds (ETFs) based on S&P indexes growing by 29% over the prior year, our indexes produced a solid gain.  At the end of September, there was $119.1 billion under management in those ETFs.

          “Sales of financial information from Capital IQ and ratings products also increased in the quarter. In addition, demand for independent equity research grew as we started the second year of participation in the Global Research Settlement.  We are fulfilling requests for additional stock coverage.

          Information and Media Services: “Revenue for this segment in the third quarter increased 21.9% to $229.0 million compared to the same period last year.  J.D. Power and Associates, which was acquired on April 1, 2005, accounted for $51 million of the segment’s revenue, but had no material impact on its operating profit in the third quarter.

          “Operating profit for the segment declined 47.8% to $12.4 million primarily due to softness in advertising.  Foreign exchange rates had no material effect on revenue, and contributed $0.6 million to operating profit in the third quarter.

          “Revenue for the Broadcasting Group in the third quarter increased 2.2% to $27.6 million as growth in local-time sales offset the substantial loss of political advertising in a non-election year.

          “Revenue for the Business-to-Business Group, which includes BusinessWeek, J.D. Power and Associates, construction, aviation, energy and healthcare products and services grew by 25.3% to $201.4 million in the third quarter compared to the same period last year.  The revenue increase reflects the acquisition of J.D. Power and Associates and gains in information products and services.

          “J.D. Power and Associates exceeded our expectations in the third quarter, particularly in the growth of its U.S. non-auto group.  We are encouraged by the pipeline of business at the start of the fourth quarter.

          “Advertising pages for BusinessWeek’s North American edition, based on 12 issues in the third quarter, were off 8.3%, according to the Publishers Information Bureau.  For revenue recognition, BusinessWeek had 12 issues in 2005 versus 13 in 2004.

          “Incremental ad revenue from newly-launched magazines My House and Constructor helped offset softness in construction.  In the third quarter, we continue to invest in the McGraw-Hill Construction Network to improve effectiveness and efficiency.

          “In an energy market buffeted by hurricanes and supply shocks, our news and pricing services grew by providing customers the transparency and information they require in a volatile environment.

          “The timing of a major air show and conference contributed to softness in aviation.  We shifted our annual Maintenance Repair and Overhaul Conference in Europe to the fourth quarter of 2005. Last year it was held in the third quarter.  Last year, we also benefited in the third quarter from the biennial Farnborough Air Show.

          The Outlook:  “For 2005, we expect double-digit growth in earnings per share from continuing operations, including $0.08 to $0.09 dilution from acquisitions in 2004 and 2005 and changes in pension plan assumptions for 2005, but excluding a $0.01 gain on the sale of Corporate Value Consulting and the 2004 non-cash benefit of $0.05 per share from accrued tax liabilities.”

          Conference Call/Webcast Details: The Corporation’s senior management will review the third quarter 2005 earnings results on a conference call scheduled for this morning, October 20th, at 8:30 AM Eastern Time.  This call is open to all interested parties.  Discussions may include forward-looking information.  Additional information presented on the conference call may be made available on the Corporation’s Investor Relations website at  http://www.mcgraw-hill.com/investor_relations.  To participate by telephone, please dial-in by 8:20 AM Eastern Time and register before the start of the call.  Domestic participants may call toll-free (800) 857-9633; international participants may call +1 (630) 395-0023 (long distance charges will apply).  The passcode is McGraw-Hill and the conference leader is Harold McGraw III.  The conference call will also be Webcast.  Go to the Corporation’s Investor Relations website and click on the Earnings Announcement link under Investor Presentation Webcasts.  At the Event Details screen, select the Webcast link.  You will need Windows Media Player.  The prepared remarks and slides will be available for downloading from the Investor Relations website’s Investor Presentations archive several hours after the end of the call and a Webcast replay will be available until October 27, 2005.

          The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions, the health of capital and equity markets, including possible future interest rate changes, the pace of recovery in the economy and in advertising, the level of expenditures in the education market, the successful marketing of competitive products and the effect of competitive products and pricing.

          About The McGraw-Hill Companies:
          Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education and BusinessWeek. The Corporation has more than 300 offices in 40 countries. Sales in 2004 were $5.3 billion. Additional information is available at http://www.mcgraw-hill.com.

The McGraw-Hill Companies
Statements of Income
Periods ended September 30, 2005 and 2004

(in thousands, except per share data)

	Three Months			Nine Months

(unaudited)	2005	2004	% Change	2005	2004	% Change

Revenue	$1,977,041	$1,722,876	14.8	$4,462,324	$3,888,705	14.8
Expenses, net	1,367,086	1,205,960	13.4	3,412,722	3,015,681	13.2

Income from operations	609,955	516,916	18.0	1,049,602	873,024	20.2
Interest expense	2,808	1,867	50.4	7,018	5,765	21.7

Income from continuing operations before taxes on income	607,147	515,049	17.9	1,042,584	867,259	20.2
Provision for taxes on income	225,858	190,568	18.5	387,590	300,886	28.8

Income from continuing operations	381,289	324,481	17.5	654,994	566,373	15.6

Discontinued operations:
Loss from operations of discontinued component	—	—	N/M	—	(931)	N/M
Income tax benefit	—	—	N/M	—	(344)	N/M

Loss from discontinued operations	—	—	N/M	—	(587)	N/M
Net income	$381,289	$324,481	17.5	$654,994	$565,786	15.8

Earnings per common share: Basic earnings per share:

Income from continuing operations	$1.02	$0.86	18.6	$1.75	$1.49	17.4

Net income	$1.02	$0.86	18.6	$1.75	$1.49	17.4

Diluted earnings per share:

Income from continuing operations	$1.00	$0.85	17.7	$1.71	$1.47	16.3

Net income	$1.00	$0.85	17.7	$1.71	$1.47	16.3

Dividend per common share	$0.165	$0.150	10.0	$0.495	$0.450	10.0

Average number of common shares outstanding:
Basic	373,552	378,760		375,318	379,788
Diluted	381,163	384,112		382,615	385,522

N/M -- not meaningful

The McGraw-Hill Companies
Operating Results by Segment
Periods ended September 30, 2005 and 2004

	(dollars in thousands) Revenue

(unaudited)	2005	2004	% Favorable (Unfavorable)

Three Months
McGraw-Hill Education	$1,142,331	$1,032,318	10.7
Financial Services	605,751	502,799	20.5
Information and Media Services	228,959	187,759	21.9

Total revenue	$1,977,041	$1,722,876	14.8

	(dollars in thousands) Revenue

(unaudited)	2005	2004	% Favorable (Unfavorable)

Nine Months
McGraw-Hill Education	$2,078,278	$1,866,193	11.4
Financial Services	1,750,398	1,463,906	19.6
Information and Media Services	633,648	558,606	13.4

Total revenue	$4,462,324	$3,888,705	14.8

The McGraw-Hill Companies
Operating Results by Segment
Periods ended September 30, 2005 and 2004

	(dollars in thousands) Operating Profit

(unaudited)	2005	2004	% Favorable Unfavorable)

Three Months
McGraw-Hill Education	$380,847	$323,255	17.8
Financial Services (a)	251,945	202,022	24.7
Information and Media Services	12,437	23,808	(47.8)

Total operating segments	645,229	549,085	17.5
General corporate expense	(35,274)	(32,169)	(9.7)
Interest expense	(2,808)	(1,867)	(50.4)

Total operating profit	$607,147 *	$515,049 *	17.9

	(dollars in thousands) Operating Profit

(unaudited)	2005	2004	% Favorable (Unfavorable)

Nine Months
McGraw-Hill Education	$373,764	$311,514	20.0
Financial Services (a)	732,743	590,066	24.2
Information and Media Services	30,791	62,300	(50.6)

Total operating segments	1,137,298	963,880	18.0
General corporate expense	(87,696)	(90,856)	3.5
Interest expense	(7,018)	(5,765)	(21.7)

Total operating profit	$1,042,584 *	$867,259 *	20.2

* Income from continuing operations before taxes on income

(a) Includes a $6.8 million pre-tax gain on the sale of Corporate Value Consulting on September 30, 2005.

SOURCE The McGraw-Hill Companies
-0- 10/20/2005
/CONTACT:	Media Relations:
Steven H. Weiss
Vice President, Corporate Communications
The McGraw-Hill Companies
(212) 512-2247 (office)
(917) 699-9389 (mobile)
(212) 580-2565 (home)
weissh@mcgraw-hill.com

Tom DiPiazza
Senior Director, Corporate Communications
The McGraw-Hill Companies
(212) 512-4145 (office)
(917) 328-7582 (mobile)
tom_dipiazza@mcgraw-hill.com

Investor Relations Contact:
Donald S. Rubin
Senior Vice President, Investor Relations
The McGraw-Hill Companies
(212) 512-4321 (office)
(212) 512-3840 (fax)
donald_rubin@mcgraw-hill.com /
/FCMN Contact: Mary_skafidas@mcgraw-hill.com /
/Web site: http://www.mcgraw-hill.com /
(MHP)